Exhibit 99.1

News

August 1, 2007	Analyst Contact:	Christy Williamson
918-588-7163
	Media Contact:	Tom Droege
918-588-7561

ONEOK Partners Announces Second-quarter 2007 Earnings;

Increases 2007 Guidance

TULSA, Okla. – Aug. 1, 2007 — ONEOK Partners, L.P. (NYSE: OKS) today reported second-quarter 2007 net income of $94.6 million, or 97 cents per unit, compared with net income of $196.2 million, or $2.22 per unit, for the second quarter 2006.

Net income for the six-month period ending June 30, 2007, was $190.4 million, or $1.97 per unit, compared with $266.7 million, or $3.33 per unit, in the same period last year.

Both the three- and six-month periods for 2006 include a $113.9 million gain from the sale of a 20 percent interest in Northern Border Pipeline Company. Excluding the gain, the partnership’s second-quarter 2006 net income would have been 87 cents per unit, and six-month 2006 net income would have been $1.60 per unit.

The partnership also increased its 2007 earnings guidance to the range of $3.65 to $3.85 per unit. The increase reflects anticipated stronger performance in both the natural gas liquids, and pipelines and storage segments. It also reflects the anticipated completion of the acquisition of the interstate natural gas liquids and refined products pipeline system from Kinder Morgan Energy Partners, L.P. Distributable cash flow is expected to be in the range of $4.30 to $4.50 per unit. The average number of units outstanding for 2007 is still expected to be 82.9 million, compared with 73.8 million in 2006. Additional information is available on Exhibits A and B.

ONEOK Partners’ previous 2007 earnings guidance was estimated to be in the range of $3.06 to $3.46 per unit, with distributable cash flow in the range of $370 million to $404 million, or $3.91 to $4.32 per unit.

“Our natural gas liquids and pipelines and storage segments benefited from strong natural gas liquids price spreads and growth in natural gas liquids supplies,” said John W. Gibson, president and chief executive officer of ONEOK Partners. “The gathering and processing segment also turned in a solid performance in the quarter, despite anticipated lower processed volumes.

“We continue to see growth opportunities in the natural gas liquids business. Our recently announced agreement to acquire an interstate natural gas liquids and refined petroleum

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

products pipeline system fits well with our existing NGL network,” added Gibson. “This acquisition, combined with our $1.5 billion of internally generated growth projects, provides additional opportunities for the partnership to grow.”

Excluding the gains on the sale of assets, operating income for the second quarter 2007 increased to $107.9 million, compared with $98.7 million for the second quarter 2006. Year-to-date 2007 operating income increased to $210.1 million, compared with $197.6 million for the same period last year, excluding the gains on the sale of assets.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $156.5 million for the second quarter 2007, compared with $267.9 million in the second quarter 2006. Excluding the $113.9 million gain on the sale of a 20 percent interest in Northern Border Pipeline, second-quarter 2006 EBITDA was $154.0 million. Distributable cash flow (DCF) for the second quarter 2007 was $122.0 million, or $1.30 per unit, compared with $119.7 million, or $1.32 per unit, in the second quarter 2006.

Operating income in both the three- and six-month 2007 results reflects the natural gas liquids segment benefiting from higher product price spreads, increased volumes due to new supply connections and higher storage revenues. This increase was partially offset by decreased margins in the gathering and processing segment, primarily due to lower volumes associated with anticipated contract terminations at certain processing facilities.

Operating costs increased to $80.4 million in the second quarter 2007, compared with $73.8 million in the same period last year. Operating costs increased to $155.9 million for the six months ended June 30, 2007, compared with $149.1 million in the same period last year. Operating cost increases for the second-quarter and six-month 2007 periods are primarily due to increased employee-related costs, increased general taxes and the addition of the Mont Belvieu storage business that was acquired in the fourth quarter of 2006 in the natural gas liquids segment.

Depreciation and amortization expense decreased to $28.0 million in the second quarter 2007, compared with $39.3 million in the same period last year. Year-to-date depreciation and amortization expense decreased to $55.5 million, compared with $66.8 million in 2006. A goodwill and asset impairment charge of $11.8 million related to Black Mesa Pipeline, Inc. was recorded in the second quarter of 2006.

Results for 2006 are reported as if the April 2006 transaction in which ONEOK Partners purchased assets from ONEOK had occurred on Jan. 1, 2006.

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

SECOND-QUARTER 2007 HIGHLIGHTS INCLUDE:

•

Operating income of $107.6 million, compared with $212.8 million in the second quarter last year, which includes a $113.9 million gain from the sale of a 20 percent interest in Northern Border Pipeline Company;

•	Gathering and processing segment operating income of $46.3 million, unchanged from the second quarter 2006;
•	Natural gas liquids segment operating income of $31.8 million, compared with $29.2 million in the second quarter 2006;
•	Pipelines and storage segment operating income of $25.7 million, compared with $25.0 million in the second quarter 2006;
•

Interstate natural gas pipelines segment operating income of $7.8 million, compared with $125.1 million in the second quarter 2006; second-quarter 2006 results include the $113.9 million gain on the sale of a 20 percent interest in Northern Border Pipeline;

•	Equity earnings from investments of $18.8 million, compared with $18.3 million in the second quarter 2006;
•	Capital expenditures increasing to $129.6 million, compared with $35.8 million in the second quarter 2006, primarily due to internally generated growth projects;
•

Agreeing to acquire an interstate natural gas liquids (NGL) and refined petroleum products pipeline system and related assets from a subsidiary of Kinder Morgan Energy Partners, L.P. for approximately $300 million. The transaction is expected to close in the third quarter 2007 and be immediately accretive;

•	Increasing the quarterly distribution to $1.00 per unit, marking the sixth consecutive quarter to raise the distribution.

SECOND-QUARTER AND YEAR-TO-DATE 2007 BUSINESS-UNIT RESULTS

Gathering and Processing Segment

The gathering and processing segment reported EBITDA of $65.1 million in the second quarter 2007, compared with $64.4 million in the same period last year. Operating income was $46.3 million, unchanged from the same period in 2006. Net margin decreased as a result of lower volumes processed, primarily due to anticipated contract terminations, partially offset by higher gathering fees. 2007 operating costs for the segment were $30.6 million, a decrease of $2.5 million from the same period in 2006, primarily due to lower legal costs.

EBITDA for the six months 2007 was $112.5 million, compared with $127.5 million in the same period last year. Operating income was $76.7 million, compared with $93.2 million in 2006. Lower volumes processed, primarily due to anticipated contract terminations, resulted in a $10.9 million margin decrease, and lower realized commodity prices resulted in a $10.6 million margin decrease. These decreases were partially offset by $5.7 million in improved contractual terms in the gathering business. Operating costs for the segment were $64.6 million for the six-month 2007 period, relatively unchanged from the prior year.

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

The following table contains margin information for the periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Percent of proceeds
Wellhead purchases (MMBtu/d)	86,281	124,676	91,325	125,907
NGL sales (Bbl/d)	6,113	7,346	6,044	7,131
Residue sales (MMBtu/d)	30,441	29,675	30,406	28,905
Condensate sales (Bbl/d)	740	1,125	711	1,115
Percentage of total net margin	57%	55%	57%	61%
Fee-based
Wellhead volumes (MMBtu/d)	1,188,139	1,142,586	1,178,325	1,149,272
Average rate ($/MMBtu)	$0.25	$0.23	$0.25	$0.22
Percentage of total net margin	32%	26%	33%	25%
Keep-whole
NGL shrink (MMBtu/d)	23,837	34,709	24,351	36,974
Plant fuel (MMBtu/d)	2,788	4,813	2,924	4,861
Condensate shrink (MMBtu/d)	2,223	3,203	2,546	3,234
Condensate sales (Bbl/d)	450	658	515	664
Percentage of total net margin	11%	19%	10%	14%

The gathering and processing segment is exposed to commodity price risk, primarily NGLs, as a result of receiving commodities in exchange for its services. The following table provides gathering and processing hedging information for 2007 and 2008:

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

	Six Months Ending
	December 31, 2007
Nature of Exposure	Volumes Hedged			Average Price Per Unit			Volumes Hedged
Commodity Risk
Natural gas liquids (Bbl/d) (a)	2,682			$0.84	($/gallon	)	41%
Spread Risk
Gross processing spread (MMBtu/d) (a)	6,370			$3.04	($/MMBtu	)	25%
Natural gas liquids (Bbl/d) (a)	1,560	(b	)	$0.80	($/gallon	)	21%
(a) Hedged with fixed-price swaps
(b) 5,220 MMBtu/d equivalent

	Year Ending
	December 31, 2008
	Volumes Hedged			Average Price Per Unit			Volumes Hedged
Natural gas liquids (Bbl/d) (a)	1,062			$0.85	($/gallon	)	8%

(a) Hedged with fixed-price swaps

The second-quarter 2007 realized gross processing spread was $4.55 per MMBtu, compared with $6.11 per MMBtu in 2006. For the six-month period ending June 30, 2007, the realized gross processing spread was $4.08 per MMBtu, compared with $4.70 per MMBtu in the same period last year. Based on current market conditions, the gross processing spread for the remainder of 2007 is expected to be above the five-year average of $2.55 per MMBtu.

For 2007, the partnership estimates that a 1 cent per gallon increase in the composite price of natural gas liquids would increase annual net margin by approximately $1.8 million. Also, a 10 cent per MMBtu increase in the price of natural gas would increase annual net margin by approximately $0.2 million. A $1.00 per barrel increase in the price of crude oil would increase annual net margin by approximately $0.5 million. All these sensitivities exclude the effects of hedging.

Natural Gas Liquids Segment

The natural gas liquids segment reported EBITDA of $37.8 million in the second quarter 2007, compared with $35.1 million in the same period last year. Operating income for second quarter 2007 was $31.8 million, compared with $29.2 million in the second quarter 2006.

The increase is primarily driven by increased margins as a result of higher product price spreads between Mont Belvieu, Texas, and Conway, Kan., higher isomerization price spreads and growth in volumes driven by new supply connections.

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

EBITDA for the six months was $75.4 million, compared with $57.5 million in the same period last year. Operating income was $63.8 million, compared with $46.4 million in 2006.

The six-month 2007 increases resulted from $10.5 million in higher product price spreads between Mont Belvieu, Texas, and Conway, Kan., higher isomerization price spreads and increased natural gasoline sales used in the production of ethanol fuel; $7.7 million in higher exchange margins from increased volumes due to new supply connections, improved natural gas processing economics and higher throughput and margins at the partnership’s Mont Belvieu fractionator; and $4.0 million in higher storage margins due to new contracts and the acquisition of the Mont Belvieu storage business in the fourth quarter of 2006. Operating costs for the segment were $31.6 million in the year-to-date 2007 period, compared with $27.2 million in the same period last year. The increase results from higher employee-related costs, general taxes and the acquisition of the Mont Belvieu storage business.

The Conway-to-Mont Belvieu average spread based on Oil Price Information Service (OPIS) pricing in the second quarter 2007 for ethane/propane mix was 4.6 cents per gallon, compared with 3.4 cents per gallon in the same period last year. For the six-month 2007 period, the average spread was 5.1 cents per gallon, compared with 3.4 cents per gallon in the same period 2006.

Pipelines and Storage Segment

The pipelines and storage segment reported second-quarter 2007 EBITDA of $33.6 million, compared with $32.5 million in the same period last year. Operating income for the second quarter 2007 was $25.7 million, compared with $25.0 million for the second quarter 2006.

The increase is due primarily to higher margins from the segment’s natural gas liquids gathering and distribution pipelines as a result of increased throughput from new natural gas processing plant connections. Natural gas storage margins also improved, partially offset by lower natural gas transported as a result of reduced natural gas-fired electric generation demand.

The segment’s EBITDA for the six months 2007 was $69.7 million, compared with $69.3 million in the same period last year. Operating income was $53.8 million for the first half of 2007, compared with $53.7 million in 2006.

The increases are due to $4.8 million in increased natural gas liquids volumes resulting from new supply connections; $2.9 million increase from improved natural gas storage margins; partially offset by a $2.6 million decrease in natural gas transportation margins. Operating costs for the segment were $37.6 million year-to-date, compared with $34.9 million in the same period last year. The increase results from higher employee-related costs.

Interstate Natural Gas Pipelines Segment

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

The interstate natural gas pipelines segment reported second-quarter 2007 EBITDA of $21.6 million, compared with $141.4 million for the same period in 2006. Operating income for the second quarter 2007 was $7.8 million, compared with $125.1 million for the second quarter 2006. During the second quarter 2006, the partnership sold a 20 percent interest in Northern Border Pipeline and recorded a gain on sale of approximately $113.9 million, which is included in the segment’s EBITDA and operating income.

Second-quarter 2007 operating income was also affected by decreased transportation revenue due to lower contracted volumes and increased operating costs, primarily due to employee-related costs.

Equity earnings from investments were $10.5 million, compared with $12.7 million in the second quarter 2006. The decrease is primarily related to lower revenues and a one-time cost of transitioning operations from ONEOK to an affiliate of TC PipeLines. In April 2006, the partnership completed the sale of a 20 percent partnership interest in Northern Border Pipeline to TC PipeLines, reducing ONEOK Partners’ ownership in the pipeline to 50 percent, and transferred operating responsibility to an affiliate of TC PipeLines in April 2007.

EBITDA for the six months was $55.9 million, compared with $184.4 million in the same period last year. Operating income was $20.7 million, compared with $138.2 million in 2006. During the second quarter 2006, the partnership sold a 20 percent interest in Northern Border Pipeline and recorded a gain on sale of approximately $113.9 million.

Year-to-date operating income was also affected by $1.7 million in lower transportation revenue due to lower contracted volumes and $2.1 million in lower throughput and associated fuel position on Midwestern Gas Transmission. Operating costs for the segment were $17.7 million in the year-to-date 2007 period, compared with $17.1 million in the same period last year, primarily due to increased employee-related costs.

Equity earnings from investments were $28.6 million, compared with $38.9 million in the six-months ended 2006, primarily due to the decrease in the share of Northern Border Pipeline’s earnings from 70 percent in the first quarter of 2006 to 50 percent beginning in the second quarter of 2006.

GROWTH ACTIVITIES

On July 2, 2007, the partnership announced an agreement to acquire an interstate natural gas liquids and refined petroleum products pipeline system and related assets from a subsidiary of Kinder Morgan Energy Partners, L.P. for approximately $300 million. The system extends from Bushton and Conway, Kan., to Chicago, Ill., and transports, stores and delivers a full range of NGL and refined products. These strategically located assets further expand ONEOK Partners’ footprint by directly linking its Mid-Continent supply and storage network to markets

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

in the upper Midwest. The acquisition also represents the partnership’s first step into the refined petroleum products market, building on its existing core capabilities of transporting and storing both natural gas and natural gas liquids.

The partnership has previously announced that it will invest more than $1.5 billion in internally generated growth projects over the next three years.

Natural gas liquids projects include: the $433 million, 760-mile Overland Pass Pipeline, which will transport raw NGLs from Opal, Wyo., to Conway, Kan.; the $120 million, 150-mile lateral pipeline from the Piceance Basin in Colorado to the Overland Pass Pipeline; the $260 million, 440-mile NGL Arbuckle Pipeline from southern Oklahoma through northern Texas and continuing on to the Texas Gulf Coast; and another $216 million to make infrastructure upgrades in the partnership’s existing natural gas liquids fractionation, storage and pipeline operations in the Mid-Continent.

Additional investments are being made in the $250 million, 110-mile Guardian Pipeline expansion and extension project from Milwaukee to Green Bay, Wis., and in the $41 million, 31-mile Midwestern Gas Transmission extension project. On July 26, 2007, Midwestern Gas received a notice to proceed from the Federal Energy Regulatory Commission; the proposed in-service date is fourth quarter 2007.

EARNINGS CONFERENCE CALL AND WEBCAST

ONEOK Partners and ONEOK management will conduct a joint conference call on Thursday, Aug. 2, 2007, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK Partners’ and ONEOK’s Web sites.

To participate in the telephone conference call, dial 866-814-1933, pass code 1109720, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, and ONEOK’s Web site, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1109720.

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in the Partnership Agreements. Management further uses EBITDA to compare the

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

financial performance of its segments and to internally manage those business segments. Reconciliations of EBITDA to operating income, and computations of DCF are included in the financial tables attached to this release.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Our general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this Quarterly Report on Form 10-Q identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;
•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;
•

impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	risks of trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and other projects and required regulatory clearances;
•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct pipelines without labor or contractor problems;

•	our ability to control construction costs and completion schedules of our pipeline projects and other projects;
•	the ability to market pipeline capacity on favorable terms;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the mechanical integrity of facilities operated;

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, authorized rates or recovery of gas costs;
•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	actions by rating agencies concerning our credit ratings;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
•	our ability to access capital at competitive rates or on terms acceptable to us;
•	demand for our services in the proximity of our facilities;
•	the profitability of assets or businesses acquired by us;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	performance of contractual obligations by our customers;
•	the uncertainty of estimates, including accruals;
•	our ability to control operating costs; and
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Report on Form 10-Q for the period ended June 30, 2007, available on ONEOK Partners’ Web site. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKS-FE

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2007	2006	2007	2006
	(Thousands of dollars, except per unit amounts)
Revenues
Operating revenue	$1,370,377	$1,159,350	$2,531,849	$2,329,180
Cost of sales and fuel	1,153,997	947,584	2,110,322	1,915,719

Net Margin	216,380	211,766	421,527	413,461

Operating Expenses
Operations and maintenance	73,181	65,630	139,634	134,209
Depreciation and amortization	28,013	39,282	55,526	66,752
Taxes other than income	7,249	8,136	16,257	14,913

Total Operating Expenses	108,443	113,048	211,417	215,874

Gain (Loss) on Sale of Assets	(379)	114,061	1,824	115,366

Operating Income	107,558	212,779	211,934	312,953

Interest expense	33,503	30,787	65,803	67,221

Other income (expense):
Equity earnings from investments	18,758	18,321	42,813	49,962
Other income	4,160	3,174	6,960	4,260
Other expense	(298)	(5,485)	(511)	(5,635)

Total Other Income, net	22,620	16,010	49,262	48,587

Minority interests in income of consolidated subsidiaries	92	519	177	2,138

Income before income taxes	96,583	197,483	195,216	292,181
Income taxes	1,964	1,284	4,841	25,478

Net Income	$94,619	$196,199	$190,375	$266,703

Limited partners’ interest in net income:
Net income	$94,619	$196,199	$190,375	$266,703
General partners’ interest in net income	14,052	12,105	27,330	51,745

Limited Partners’ Interest in Net Income	$80,567	$184,094	$163,045	$214,958

Limited partners’ per unit net income:
Net income per unit	$0.97	$2.22	$1.97	$3.33

Number of Units Used in Computation (Thousands)	82,891	82,891	82,891	64,644

Supplemental Information:
EBITDA (1)	$156,534	$267,901	$313,727	$427,994
Distributable cash flow (2)	$121,951	$119,749	$238,934	$171,645
Distributable cash flow per unit	$1.30	$1.32	$2.55	$2.44

(1)	EBITDA is computed from net income plus minority interest, interest expense, income taxes, and depreciation and amortization; less equity AFUDC.
(2)	Distributable cash flow is computed from EBITDA less interest expense, maintenance capital expenditures, equity earnings, gain on sale of assets, distributions to minority interests and current income taxes; plus distributions received from equity investments.

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2007	December 31, 2006
	(Thousands of dollars)
Assets

Current Assets
Cash and cash equivalents	$56,639	$21,102
Short-term investments	26,038	—
Accounts receivable, net	368,282	298,602
Affiliate receivables	67,104	88,572
Gas and natural gas liquids in storage	189,504	198,141
Commodity exchanges and imbalances	22,301	53,433
Other	38,304	33,388

Total Current Assets	768,172	693,238

Property, Plant and Equipment
Property, plant and equipment	3,628,534	3,424,452
Accumulated depreciation and amortization	713,545	660,804

Net Property, Plant and Equipment	2,914,989	2,763,648

Investments and Other Assets
Investment in unconsolidated affiliates	741,851	748,879
Goodwill and intangible assets	685,918	689,751
Other	23,515	26,201

Total Investments and Other Assets	1,451,284	1,464,831

Total Assets	$5,134,445	$4,921,717

Liabilities and Partners’ Equity

Current Liabilities
Current maturities of long-term debt	$11,931	$11,931
Notes payable	105,000	6,000
Accounts payable	502,825	361,967
Affiliate payables	15,607	25,737
Commodity exchanges and imbalances	165,250	175,927
Other	92,940	89,471

Total Current Liabilities	893,553	671,033

Long-term Debt, net of current maturities	2,012,860	2,019,598

Minority Interests in Consolidated Subsidiaries	5,710	5,606

Deferred Credits and Other Liabilities	39,050	36,818

Commitments and Contingencies

Partners’ Equity
General partner	55,991	54,373
Common units: 46,397,214 units issued and outstanding at June 30, 2007, and December 31, 2006	803,457	803,599
Class B units: 36,494,126 units issued and outstanding at June 30, 2007, and December 31, 2006	1,332,137	1,332,276
Accumulated other comprehensive loss	(8,313)	(1,586)

Total Partners’ Equity	2,183,272	2,188,662

Total Liabilities and Partners’ Equity	$5,134,445	$4,921,717

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(Unaudited)	2007	2006
	(Thousands of dollars)
Operating Activities
Net income	$190,375	$266,703
Depreciation and amortization	55,526	66,752
Minority interests in income of consolidated subsidiaries	177	2,138
Equity earnings from investments	(42,813)	(49,962)
Distributions received from unconsolidated affiliates	57,066	69,819
Gain on sale of assets	(1,824)	(115,366)
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts receivable	(48,212)	67,428
Inventories	6,144	(21,077)
Accounts payable and other current liabilities	130,728	10,708
Commodity exchanges and imbalances, net	14,888	31,980
Accrued taxes other than income	777	(9,497)
Accrued interest	1,204	4,315
Derivative financial instruments	3,236	(3,178)
Other	(6,259)	19,344

Cash Provided by Operating Activities	361,013	340,107

Investing Activities
Changes in investments in unconsolidated affiliates	(7,653)	(6,077)
Acquisitions	—	(1,438,485)
Proceeds from sale of assets	3,753	297,558
Capital expenditures	(202,444)	(53,575)
Changes in short-term investments	(26,038)	—
Increase in cash and cash equivalents attributable to previously unconsolidated subsidiaries	—	7,496
Decrease in cash and cash equivalents attributable to previously consolidated subsidiaries	—	(22,039)

Cash Used in Investing Activities	(232,382)	(1,215,122)

Financing Activities
Cash distributions:
General and limited partners	(189,008)	(84,761)
Minority interests	(73)	(147)
Cash flow retained by ONEOK	—	(176,978)
Short-term financing borrowings	400,000	1,432,500
Short-term financing payments	(301,000)	(275,000)
Payment of long-term debt	(2,983)	(35,013)
Other	(30)	(3,807)

Cash Provided by (Used in) Financing Activities	(93,094)	856,794

Change in Cash and Cash Equivalents	35,537	(18,221)
Cash and Cash Equivalents at Beginning of Period	21,102	43,090

Cash and Cash Equivalents at End of Period	$56,639	$24,869

Supplemental Cash Flow Information:
Cash Paid for Interest	$69,324	$37,785

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

ONEOK Partners, L.P. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2007	2006	2007	2006
	(Millions of dollars, except per unit amounts)
Gathering and Processing
Net margin	$88.4	$89.9	$161.8	$178.5
Operating costs	$30.6	$33.1	$64.6	$64.6
Depreciation and amortization	$11.1	$10.5	$22.3	$21.1
Operating income	$46.3	$46.3	$76.7	$93.2
Total gas gathered (BBtu/d)	1,188	1,142	1,178	1,149
Total gas processed (BBtu/d)	619	993	614	958
Natural gas liquids sales (MBbl/d)	38	41	37	41
Natural gas liquids produced (MBbl/d)	40	53	39	52
Natural gas sales (BBtu/d)	273	288	271	298
Realized composite NGL sales price ($/gallon)	$0.99	$0.96	$0.91	$0.91
Realized condensate sales price ($/Bbl)	$59.79	$59.83	$58.06	$58.65
Realized natural gas sales price ($/MMBtu)	$6.83	$5.81	$6.71	$6.88
Realized gross processing spread ($/MMBtu)	$4.55	$6.11	$4.08	$4.70
Capital expenditures – growth	$18.9	$9.8	$32.1	$15.0
Capital expenditures – maintenance	$4.2	$4.8	$6.7	$7.4

Natural Gas Liquids
Net margin	$54.4	$50.5	$106.5	$84.3
Operating costs	$16.9	$15.9	$31.6	$27.2
Depreciation and amortization	$5.8	$5.4	$11.1	$10.8
Operating income	$31.8	$29.2	$63.8	$46.4
Natural gas liquids gathered (MBbl/d)	224	213	217	203
Natural gas liquids sales (MBbl/d)	221	199	221	203
Natural gas liquids fractionated (MBbl/d)	349	333	334	309
Conway-to-Mont Belvieu OPIS average spread Ethane/Propane mixture ($/gallon)	$0.05	$0.03	$0.05	$0.03
Capital expenditures – growth	$12.5	$0.4	$17.2	$1.3
Capital expenditures – maintenance	$2.6	$4.6	$5.3	$6.7

Pipelines and Storage
Net margin	$52.3	$50.6	$106.9	$102.8
Operating costs	$18.8	$18.1	$37.6	$34.9
Depreciation and amortization	$7.8	$7.6	$15.6	$15.1
Operating income	$25.7	$25.0	$53.8	$53.7
Natural gas transported (MMcf/d)	1,172	1,242	1,370	1,357
Natural gas liquids transported (MBbl/d)	227	208	216	201
Natural gas liquids gathered (MBbl/d)	78	58	74	57
Average natural gas price Mid-Continent region ($/MMBtu)	$6.53	$5.57	$6.41	$6.40
Capital expenditures – growth	$64.8	$9.3	$97.3	$11.6
Capital expenditures – maintenance	$2.9	$2.6	$4.1	$3.9

Interstate Natural Gas Pipelines
Net margin	$21.4	$23.2	$45.0	$48.8
Operating costs	$10.3	$8.4	$17.7	$17.1
Depreciation and amortization	$3.3	$3.6	$6.6	$7.4
Operating income	$7.8	$125.1	$20.7	$138.2
Equity earnings from investments	$10.5	$12.7	$28.6	$38.9
Natural gas transported (MMcf/d)	850	848	939	949
Capital expenditures – growth	$23.2	$1.3	$39.0	$3.9
Capital expenditures – maintenance	$0.6	$2.5	$0.7	$3.0

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2007	2006	2007	2006
	(Thousands of dollars)
Reconciliation of Net Income to EBITDA
Net income	$94,619	$196,199	$190,375	$266,703
Minority interests	92	519	177	2,138
Interest expense	33,503	30,787	65,803	67,221
Depreciation and amortization	28,013	39,282	55,526	66,752
Income taxes	1,964	1,284	4,841	25,478
Equity AFUDC	(1,657)	(170)	(2,995)	(298)

EBITDA	$156,534	$267,901	$313,727	$427,994

Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$46,274	$46,338	$76,726	$93,190
Depreciation and amortization	11,145	10,501	22,267	21,068
Equity earnings from investments	7,730	5,277	13,338	10,699
Other income (expense)	(40)	2,292	203	2,566

EBITDA	$65,109	$64,408	$112,534	$127,523

Natural Gas Liquids Reconciliation of Operating Income to EBITDA
Operating income	$31,788	$29,237	$63,786	$46,362
Depreciation and amortization	5,754	5,368	11,086	10,767
Equity earnings from investments	414	316	693	144
Other income (expense)	(157)	165	(116)	200

EBITDA	$37,799	$35,086	$75,449	$57,473

Pipelines and Storage Reconciliation of Operating Income to EBITDA
Operating income	$25,706	$25,001	$53,769	$53,742
Depreciation and amortization	7,786	7,559	15,563	15,142
Equity earnings from investments	103	25	231	269
Other income (expense)	942	(133)	2,050	189
Equity AFUDC	(985)	—	(1,890)	—

EBITDA	$33,552	$32,452	$69,723	$69,342

Interstate Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$7,782	$125,109	$20,716	$138,176
Depreciation and amortization	3,342	3,613	6,597	7,362
Equity earnings from investments	10,511	12,703	28,551	38,850
Other income (expense)	654	183	1,148	358
Equity AFUDC	(672)	(170)	(1,105)	(298)

EBITDA	$21,617	$141,438	$55,907	$184,448

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF DISTRIBUTABLE CASH FLOW NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2007	2006	2007	2006
	(Thousands of dollars, except per unit amounts)
Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$156,534	$267,901	$313,727	$427,994
Gain on sale of assets	379	(114,061)	(1,824)	(115,366)
Interest expense	(33,503)	(30,787)	(65,803)	(67,221)
Maintenance capital	(10,216)	(14,949)	(16,850)	(21,904)
Distributions to minority interest	(73)	—	(73)	(147)
Equity earnings from investments	(18,758)	(18,321)	(42,813)	(49,962)
Distributions received from investments	30,611	29,111	57,066	69,819
Distributable cash flow to ONEOK for partial year ownership	—	—	—	(85,817)
Current income tax expense and other	(3,023)	855	(4,496)	14,249

Distributable Cash Flow	$121,951	$119,749	$238,934	$171,645

Distributions to General Partner	(14,099)	(9,955)	(27,369)	(13,980)

Distributable Cash Flow to Limited Partners	$107,852	$109,794	$211,565	$157,665

Distributable Cash Flow per Limited Partner Unit	$1.30	$1.32	$2.55	$2.44

Average Units Outstanding	82,891	82,891	82,891	64,644

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

ONEOK Partners, L.P. and Subsidiaries EARNINGS GUIDANCE*	Exhibit A

	Previous 2007 Guidance	Updated 2007 Guidance	Change
	(Millions of dollars, except per unit amounts)
Operating Income
Gathering and Processing	$164	$166	$2
Natural Gas Liquids	90	105	15
Pipelines and Storage	100	108	8
Interstate Natural Gas Pipelines	43	40	(3)
Other	(10)	(15)	(5)

Operating Income	387	404	17
Equity earnings from investments	80	86	6
Other income (expense)	2	19	17
Interest expense, net	(153)	(137)	16
Income taxes and other	(1)	(6)	(5)

Net Income	$315	$366	$51

Net income	$315	$366	$51
Income allocated to general partner	(45)	(55)	(10)

Limited Partners’ Interest in Net Income	270	311	41

Net Income per Unit	$3.26	$3.75	$0.49

Average Units Outstanding	82.9	82.9	—

Capital Expenditures
Gathering and Processing	$113	$110	$(3)
Natural Gas Liquids	151	144	(7)
Pipelines and Storage	437	435	(2)
Interstate Natural Gas Pipelines	123	125	2

Total Capital Expenditures	$824	$814	$(10)

Growth	759	749	(10)
Maintenance	65	65	—

Total Capital Expenditures	$824	$814	$(10)

*Amounts	shown are midpoints of ranges provided.

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ONEOK Partners Reports Second-quarter 2007 Earnings;

Increases 2007 Guidance

August 1, 2007

ONEOK Partners, L.P. and Subsidiaries EARNINGS GUIDANCE*	Exhibit B

	Previous 2007 Guidance	Updated 2007 Guidance	Change
	(Millions of dollars, except per unit amounts)
Reconciliation of Net Income to EBITDA
Net income	$315	$366	$51
Interest expense	153	137	(16)
Depreciation and amortization	114	116	2
Income taxes and other	1	6	5
Equity AFUDC	—	(15)	(15)

EBITDA	$583	$610	$27

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$583	$610	$27
Interest expense	(153)	(137)	16
Maintenance capital	(65)	(65)	—
Equity earnings from investments	(80)	(86)	(6)
Distributions received from investments	99	104	5
Current income tax expense and other	4	(6)	(10)

Distributable Cash Flow	$388	$420	$32

Distributable Cash Flow per Unit	$4.12	$4.40	$0.28

*Amounts shown are midpoints of ranges provided.